EXECUTIVE AGREEMENT

        THIS EXECUTIVE AGREEMENT (the “Agreement”) by and between Hudson Highland Group, Inc. (the “Company”) and Richard W. Pehlke (the “Executive”) is made as of this 14th day of June, 2005 (the “Effective Date”).

        WHEREAS, the Executive has advised the Board of Directors of the Company of his imminent departure from employment as an executive of the Company, and the Board of Directors and the Executive have mutually agreed to satisfactory transitional and post-departure consulting arrangements.

        NOW, THEREFORE, in consideration of this mutual Agreement, the Company and the Executive hereby agree as follows:

    1.       Transition Arrangements. Executive’s duties as Executive Vice President and Chief Financial Officer of the Company shall continue until the earlier of December 31, 2005, or the date of commencement of employment of Executive’s successor (the “CFO Transition Date”). Except as provided in Section 2, the Executive shall continue in the employ of the Company through December 31, 2005, with the same compensation and benefits as in effect immediately preceding the Effective Date, except that the Executive’s annual bonus for 2005 shall be paid on a prorated basis only for the period of his employment during 2005 prior to the Departure Date (as defined below). The Company agrees to determine Executive’s prorated annual bonus for 2005, in good faith, as if Executive had continued as the Company’s CFO and in accordance with Executive’s pre-existing annual bonus criteria. Executive will assist the Company in its search for a successor Chief Financial Officer and provide reasonable assistance in transitioning his duties to his successor, as requested by the Company’s Chief Executive Officer.

    2.       Departure Date. The final day of the Executive’s regular employment with the Company is his “Departure Date” for purposes of this Agreement. The Executive’s Departure Date will be the first to occur of:

(a) December 31, 2005;

    (b)       A date prior to December 31, 2005, that is selected by the Executive or the Company which is within the sixty (60) day period following the CFO Transition Date, and which is after the conclusion of a reasonable transition period for the successor Chief Financial Officer.

    (c)       The date of death or incapacity of the Executive. Incapacity means that the Executive has, in the reasonable determination of the Company, become unable to perform by reason of physical or mental incompetence his obligations under this Agreement for a period of one hundred twenty (120) days in any three hundred sixty-five (365) day period.

    (d)       The date on which the Company severs Executive’s employment for “Cause,” defined for purposes of this Agreement as acts of material dishonesty or willful misconduct by the Executive with respect to the Company.

    3.       Company Payments at Departure Date. The Company will pay to the Executive, in a single lump sum amount, less such taxes and other deductions required by applicable law, the sum of Three Hundred Fifty Thousand Dollars ($350,000) and One Hundred Fifty Thousand Dollars ($150,000), as provided for in the letter agreement entered into between the Executive and TMP Worldwide, Inc. dated March 7, 2003, (the “March 7, 2003, Letter Agreement”). The Company will also pay to the Executive, in a single lump sum amount, less such taxes and other deductions required by applicable law, any unused balance of the Executive’s $25,000 financial planning allowance provided under the March 7, 2003, Letter Agreement. Such payments will be made within ten (10) business days following the Executive’s Departure Date. No payments made to Executive pursuant to this Section shall be deemed to be compensation for purposes of any Company employee pension or welfare benefit plan.

    4.       Obligations of Executive at Departure Date. Executive represents and warrants that Executive will, on or before his Departure Date, provide additional resignations from such positions as the Company deems necessary, including positions as officer or director of the Company or any affiliated company or as member of any committee or administrative body relating to the Company and its businesses. Except as to such material that is approved by the Company for retention by the Executive for his use during the Consulting Period, Executive further represents and warrants that Executive will, on or before his Departure Date, deliver to the Company the original and all copies of all documents, records, and property of any nature whatsoever which are in Executive’s possession or control and which are the property of the Company or which relate to Confidential Information (as described below), or to the business activities, facilities, or customers of the Company, including any records (electronic or otherwise), documents or property created by the Executive.

    5.       Consulting Arrangement Following Departure Date. Executive shall continue in the Company’s employ as a consulting employee during the period commencing immediately following his Departure Date and ending on the first to occur of December 31, 2006, the death of the Executive occurs, the Executive elects to resign, or the Executive is discharged by the Company for Cause, as defined above (the “Consulting Period”), subject to the following:

(a) The consulting employment services to be provided by Executive will focus on long-range and strategic planning for the Company as reasonably directed by the Company’s Chief Executive Officer.

    (b)       During the Consulting Period, Executive shall be considered to be a full time employee of the Company and shall be eligible for participation in the standard employee benefit plans and fringe benefits for the Company’s salaried employees, on the same basis as such other salaried employees.

    (c)       During the Consulting Period, subject to such exceptions as are approved in advance in writing by the Company’s Chief Executive Officer, the Executive may not engage in any employment that involves any conflicting business activities, or have any financial interest, directly or indirectly, in any business competing with the Company or otherwise engaged in the business of the Company or its affiliates. The foregoing does not prevent Executive from employment that does not involve any conflicting business activity or passively investing in publicly traded securities; provided such investments do not require services on the part of the Executive which would materially impair the performance of the Executive’s duties pursuant to this Agreement.

    (d)       If the Consulting Period commences prior to the end of the 2005 calendar year, the Company shall continue to pay Executive a salary equal to his salary in effect as of the Effective Date in accordance with its customary payroll practices and procedures. For each month of the Consulting Period during the 2006 calendar year, the Company shall pay the Executive Twenty-thousand Dollars ($20,000) in accordance with its customary payroll practices and procedures.

The availability of the Consulting Period and the compensation and benefits associated with it are specifically agreed to be additional consideration paid to the Executive for the covenants and releases included in Sections 8, 9, and 10. Executive represents and warrants that Executive will, on or before the last day of the Consulting Period, deliver to the Company the original and all copies of all documents, records, and property of any nature whatsoever which are in Executive’s possession or control and which are the property of the Company or which relate to Confidential Information (as described below), or to the business activities, facilities, or customers of the Company, including any records (electronic or otherwise), documents or property created by the Executive.

    6.       Certain Group Welfare Benefit Plan Extensions. Executive shall cease to be an eligible employee under the Company’s employee pension and benefit plans, including its group medical and dental plans, effective at the end of the Consulting Period. If the Executive elects to exercise his rights to continue group medical and dental plan coverage for a limited period (commonly referred to as “COBRA rights”) within the statutorily prescribed time period commencing immediately following the end of the Consulting Period, the Company will waive any applicable COBRA continuation premium during the eighteen (18) month period following such date. Upon the expiration of the 18-month period described in the preceding sentence, provided Executive remains covered by the Company’s group medical and dental plans at the end of such period, the Company will, for a period of an additional six (6) months, make available to the Executive at no monthly premium cost to the Executive, medical and dental benefits comparable to those (and on substantially similar terms and conditions) that would have been made available to Executive had Executive remained employed by the Company during such period. Thereafter, for any period that may be remaining through December 31, 2008, the Company will make available to Executive, at Executive’s cost for monthly premiums, medical and dental benefits comparable to those (and on substantially similar terms and conditions) that would have been available to Executive had Executive remained employed by the Company during such period.

    7.       Other Agreements. This Agreement does not limit or restrict in any way Executive’s rights under the Company’s employee benefit plans, including any retirement plan, supplemental executive retirement plan, nonqualified deferred compensation plan, retirement savings plan, or group medical plan. Any stock options and/or restricted stock awards previously issued to Executive shall remain in effect according to their terms and vesting and exercise rights thereunder shall be determined on the basis that Executive shall have remained in continuous employment with the Company through the end of the Consulting Period. Further, the Company agrees to permit the Executive to use any cashless exercise method permitted under his stock option awards. Except as set forth in Section 1, Executive will not participate in, and no payments will be made to Executive pursuant to, any management incentive or other incentive compensation plan after the Departure Date. Executive remains subject to the Mutual Agreement to Arbitrate Claims entered into between the Executive and TMP Worldwide, Inc. dated March 12, 2003. Subject to the preceding, all the terms of the agreement between the Company and the Executive are embodied in this Agreement and it fully supersedes any and all prior agreements or understandings between the Executive and the Company, including, but not limited to, the March 7, 2003, Letter Agreement.

    8.       Restrictive Covenants. In consideration of Executive’s position with the Company immediately prior to the Effective Date, the business relationships the Executive has developed while employed by the Company, and the Executive’s knowledge of the Company’s business affairs including the Confidential Information (as defined below), Executive agrees to the following:

    (a)       No Participation in Business Combinations with Company. In consideration for the payments and benefits to be provided to Executive hereunder, Executive agrees that during the period from the Effective Date through the date that is twelve (12) months after the end of the Consulting Period (the “Restricted Period”), regardless of whether Executive has forfeited rights under this Agreement due to breach of its terms, Executive will not make, or participate with any other person who makes, any proposal for a business combination involving the Company or the acquisition of the Company.

    (b)       Nonsolicitation. Executive agrees that during the Restricted Period, regardless of whether Executive has forfeited rights under this Agreement due to breach of its terms, Executive shall not, except as provided herein, directly or indirectly solicit for employment or advise or recommend to any other person that he solicit for employment any person employed at that time by the Company or its subsidiaries.

    (c)       Confidentiality. Executive agrees that during the Restricted Period, Executive shall maintain the confidentiality of any and all information about the Company which is not generally known or available outside the Company, including without limitation, strategic plans, technical and operating know-how, business strategy, trade secrets, customer information, business operations and other proprietary information (“Confidential Information”), and Executive will not directly or indirectly, disclose any Confidential Information to any person or entity, or use any Confidential Information, whether for the benefit of Executive or the benefit of any new employer or any other person or entity, or in any other manner that is detrimental to or inconsistent with any interest of the Company. If Executive receives notice that he must disclose Confidential Information pursuant to a subpoena or other lawful process, Executive must notify the Company’s General Counsel immediately.

    (d)       Acknowledgement of Reasonableness of Restrictions. Executive acknowledges and agrees that the scope and duration of these Restrictive Covenants are reasonable and necessary to protect the legitimate business interests of the Company. Executive acknowledges that Executive has received substantial compensation from the Company in consideration for these Restrictive Covenants and that Executive’s general skills and abilities are such that Executive can be gainfully employed and that this Agreement will not prevent Executive from earning a living following the Severance Date.

    (e)       Company Entitled to Injunctive Relief. Executive agrees that the Company will suffer irreparable damage in the event the provisions of this Section are breached and that Executive’s acceptance of the provisions of this Section was a material factor in Executive’s decision to enter into this Agreement. Executive further agrees that the Company shall be entitled as a matter of right to injunctive relief to prevent a breach by Executive. Resort to such equitable relief, however, shall not constitute a waiver of any other rights or remedies the Company may have. In addition to such equitable relief, and not in limitation of any other rights or remedies the Company may have, if Executive breaches the provisions of this Section during the Restricted Period the Company shall have the remedies set forth in Section 10 hereof. The provisions of this Section shall not apply to any truthful statement required to be made by Executive in any legal proceeding or government or regulatory investigation, provided, however, that prior to making such statement Executive will give the Company reasonable notice and, to the extent Executive is legally entitled to do so, afford the Company the ability to seek a confidentiality order. Nothing herein modifies or reduces Executive’s obligation to comply with applicable laws relating to trade secrets, confidential information, or unfair competition.

    9.       Release and Covenants.

    (a)       Release by Executive. In consideration of the substantial compensation provided and to be provided by the Company under this Agreement for the benefit of the Executive, Executive, on behalf of himself, his spouse, heirs, executors, administrators, agents, successors, assigns and representatives of any kind (hereinafter collectively referred to as the “Releasors”) confirm that Releasors have, as of the Effective Date, released the Company, and each of its subsidiaries, affiliates, their employees, successors, assigns, executors, trustees, directors, advisors, agents and representatives, and all their respective predecessors and successors (hereinafter collectively referred to as the “Releasees”), from any and all actions, causes of action, charges, debts, liabilities, accounts, demands, damages and claims of any kind whatsoever arising prior to the Effective Date, including, but not limited to, those arising out of the changes in the terms and conditions of Executive’s relationship with the Company described in this Agreement. Executive also releases and waives any claim or right to further compensation, benefits, damages, penalties, attorney’s fees, costs, or expenses of any kind from the Company or any of the other Releasees based on events occurring prior to the Effective Date. Executive further agrees not to file, pursue, or participate in any lawsuits of any kind in either state or federal court against any of the Releasees with respect to any claim released herein, including any claim arising out of or in connection with the employment of the Executive by the Company or the termination of such employment (other than pursuing a claim for Unemployment Compensation benefits to which Executive may be entitled). This release specifically includes, but is not limited to, a release of any and all claims pursuant to state or federal wage payment laws and those arising under any labor, employment discrimination (including, without limitation, the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights of Act of 1964, as amended; the Rehabilitation Act of 1973; the Reconstruction Era Civil Rights Acts, 42 U.S.C. § 1981—1988; the Civil Rights Act of 1991; the Americans with Disabilities Act; the New York Human Rights Law, as amended; state or federal family and/or medical leave acts), contract or tort laws, equity or public policy, wrongful termination, retaliation, defamation, misrepresentation, invasion of privacy, or negligence standard, whether known or unknown, certain or speculative, which against any of the Releasees, any of the Releasors ever had or now has.

    (b)       Preservation of Certain Rights; Release by Company. Notwithstanding the foregoing, this Agreement does not waive rights, if any, Executive or his successors and assigns may have under or pursuant to, or release any member of Releasees from obligations, if any, it may have to them or to their successors and assigns on claims arising out of, related to or asserted under or pursuant to, this Agreement or any indemnity agreement or obligation contained in or adopted or acquired pursuant to any provision of the charter or by-laws of the Company or its subsidiaries or affiliates or in any applicable insurance policy carried by the Company or its affiliates for any matter which arises or may arise in the future in connection with Executive’s employment with the Company. Further, the Executive is not waiving, releasing or giving up any claim for vested benefits under any retirement plan or any right to continued benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985. The Company (and all other Releasees) hereby release the Executive (and the other Releasors) from all claims, whether for damages or other relief, based on acts or omissions prior to the Effective Date. This release does not release Executive from his ongoing obligations under this Agreement.

    (c)       Right to Review and Revoke. Executive hereby acknowledges that he has at least twenty-one (21) days to review this Agreement from the date Executive first received it and Executive has been advised to review it with an attorney of Executive’s choice. Executive further understands that the twenty-one (21) day review period ends when Executive signs this Agreement. Executive also has seven (7) days after Executive’s signing of this Agreement to revoke by so notifying the Company in writing. Failure to provide the release without revocation does not extend the Executive’s regular employment date with the Company beyond December 31, 2005.

    (d)       Full Knowledge of Agreement. Executive acknowledges that he has carefully read this Agreement, knows and understands the contents thereof and its binding legal effect. Executive signs the same of his own free will and act, and it is his intention that he be legally bound thereby. Executive agrees that he will not at any time after the Effective Date apply for a position with the Company or any of its subsidiaries or affiliates.

    (e)       Confidentiality. Except as permitted by the Company, Executive agrees not to discuss this Agreement publicly and will disclose its contents only to his attorneys, financial consultants, and immediate family members. The provisions of this paragraph (e) shall not apply to any truthful statement required to be made by Executive in any legal proceeding or government or regulatory investigation, provided, however, that prior to making such statement Executive will give the Company reasonable notice and, to the extent he is legally entitled to do so, afford the Company the ability to seek a confidentiality order.

    10.       Noncompliance; No Disparagement. The additional payments provided for the benefit of Executive pursuant to this Agreement are conditioned upon his compliance with all of the terms and conditions of this Agreement, particularly Sections 8, 9, and 10. Each of the aforementioned provisions are material terms of this Agreement, and (i) in the event of any violation of any such provision of this Agreement by Executive, or anyone acting at his direction or (ii) in the event Executive or anyone acting at his direction at any time shall substantially disparage any of the Releasees, including without limitation by way of news media or the expression to news media of personal views, opinions or judgments, the Company shall be entitled to withhold and terminate all aforementioned payments provided or to be provided, above, and Executive agrees to repay to the Company all payments paid for his benefit under this Agreement and/or the Company shall be entitled to recover from him any of the amounts paid pursuant to this Agreement, without waiving the right to pursue any other available legal or equitable remedies. The Company shall not substantially disparage the Executive, including without limitation by way of news media or the expression to news media of Company views, opinions or judgments. In addition, the Company shall provide Executive a positive reference within five business days of Executive’s request in a form mutually agreed to by the parties.

    11.       Expenses and Insurance. With respect to services provided by the Executive pursuant to this Agreement, the Company shall (a) reimburse Executive for reasonable expenses incurred in the performance of his services, (b) maintain Director and Officer insurance coverage for the Executive consistent with that provided to other Company directors and officers, and (c) provide Executive with full indemnification as permitted by law.

    12.       Taxes. All payments made herein shall be subject to applicable payroll and withholding taxes. Further, the parties agree that Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) does not apply to any such payment or to the extent that Code Section 409A may apply, no such payment is subject to the adverse tax effects of Code Sections 409A(1)(A) or (B), and the parties hereto agree to make all filings in accordance herewith.

    13.       Severability. In the event any one or more of the provisions of this Agreement (or any part thereof) shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement (or part thereof) shall be unimpaired, and the invalid, illegal or unenforceable provision (or part thereof) shall be replaced by a provision (or part thereof), which, being valid, legal and enforceable, comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provisions. However, in the event that any such provision of this Agreement (or part thereof) is adjudged by a court of competent jurisdiction to be invalid, illegal or unenforceable, but that the other provisions (or part thereof) are adjudged to be valid, legal and enforceable if such invalid, illegal or unenforceable provision (or part thereof) were deleted or modified, then this Agreement shall apply with only such deletions or modifications, or both, as the case may be, as are necessary to permit the remaining separate provisions (or part thereof) to be valid, legal and enforceable.

    14.       Governing Law. This Agreement shall be governed by the substantive laws of the State of New York without regard to its conflict of laws provisions or the laws of any other jurisdiction in which the Executive resides or performs any duties hereunder, or where any violation of the Agreement occurs.

    15.       Successors; Binding Agreement. The Company shall have the right to assign its obligations under this Agreement to any entity that acquires all or substantially all of the assets of the Company and continues the Company’s business. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the Company and its successors and assigns. The Executive may not assign the Executive’s rights or delegate the Executive’s obligations hereunder.

    16.       Amendment; Waiver. This Agreement may be amended or modified only by a written instrument executed by the Company and the Executive. No provision of this Agreement may be waived, or discharged unless such waiver or discharge is in writing and signed by the Chief Executive Officer of the Company. Any failure by Executive or the Company to enforce any of the provisions of this Agreement shall not be construed to be a waiver of such provisions or any right to enforce each and every provision in the future. A waiver of any breach of this Agreement shall not be construed as a waiver of any other or subsequent breach.

    17.       Attorney’s Fees. The Company will reimburse Executive for Jenner & Block LLP legal fees related to this Agreement up to $15,000.

    18.       Press Release. Public announcement of this Agreement shall be made by the Company in the form of a press release that is mutually agreed to by the Executive and the Company.

        THE COMPANY AND THE EXECUTIVE ACKNOWLEDGE THAT (A) EACH HAS CAREFULLY READ THIS AGREEMENT, (B) EACH UNDERSTANDS ITS TERMS, (C) ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND THE EXECUTIVE RELATING TO THE SUBJECTS COVERED IN THE AGREEMENT ARE CONTAINED IN IT, AND (D) EACH HAS ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE OTHER, OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

Richard W. Pehlke, Executive	Hudson Highland Group, Inc.
/s/ Richard W. Pehlke	By /s/ Margaretta Noonan
Signature of Executive	Authorized Representative
Its EVP, Chief Administrative Officer
June 14, 2005	June 14, 2005
Date	Date